North Capital Funds Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 25, 2026 on the statement of assets and liabilities, including the schedule of investments, of North Capital Treasury Monet Market Fund (the “Fund”) as of April 30, 2026, and the related statement of operations for the fiscal year ended April 30, 2026, statement of changes in net assets and financial highlights for the fiscal year ended April 30, 2026 and the related notes (collectively referred to as the financial statements), included herein on the report of North Capital Funds Trust on Form N-1A/A. We also consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in such registration statements.

Englewood, Colorado

August 27, 2026